Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY ANNOUNCES APPOINTMENT OF NEW CFO

MONROE, Mich., May 24, 2018—La-Z-Boy Incorporated (NYSE: LZB) today announced it has appointed Melinda D. Whittington as Senior Vice President and Chief Financial Officer effective June 21, 2018.  Whittington will succeed Louis M. (“Mike”) Riccio who previously announced he will retire from La-Z-Boy when the company completes its fiscal 2018 year-end reporting.  Riccio will remain at La-Z-Boy through August 1, 2018, in an advisory capacity to transition the role.

Whittington brings more than 25 years of financial experience and expertise to La-Z-Boy.  Most recently, she served as CFO of Allscripts Healthcare Solutions, Inc.  Prior to that, she was Senior Vice President, Corporate Controller and Chief Accounting Officer of Kraft Foods Group, Inc. (now the Kraft Heinz Company).  She also spent more than 20 years at The Procter & Gamble Company, where she held numerous positions of increasing responsibility within finance, including expatriate assignments in Belgium and Costa Rica.  Whittington began her career at KPMG.

At La-Z-Boy, Whittington will lead a global finance team of more than 100 professionals, and have overall responsibility for Internal Audit, Treasury and Risk Management, the Tax function, Investor Relations, and Internal and External Reporting.

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “After an extensive search, we are delighted Melinda is joining our team.  She is a high-caliber, results-oriented individual with a proven track record of operational excellence. Additionally, her collaborative leadership style coupled with an extensive and varied background in the consumer products arena will serve La-Z-Boy well as we execute our dual growth strategy within a dynamic environment.”

Whittington said, “I look forward to joining La-Z-Boy.  It is a fascinating time for the company as it marries its rich history, brand strength and legacy of innovation with an evolving e-commerce strategy to address today’s marketplace.  It is indeed exciting to be part of the team that is leading the company through its next phase of transformation.”

Whittington is a summa cum laude graduate of The Ohio State University, is a CPA and has served in several leadership positions for non-profit organizations.  She is currently a board member of the United Way of Lake County in Illinois.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) the possibility of a recession; (c) changes in the real estate and credit markets and their effects on our customers, consumers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports and exports; (g) tax rate, interest rate, and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions (e.g. port strikes); (i) changes in legislation, including the tax code, or changes in the domestic or international regulatory environment, including new or increased duties and termination or renegotiation of the North American Free Trade Agreement; (j) adoption of new accounting principles; (k) fires, severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure or transport fabric rolls, leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures and our ability to recover from a system failure; (n) effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) unusual or significant litigation; (r) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (s) the ability to increase volume through our e-commerce initiatives; (t) the impact of potential goodwill or intangible asset impairments; and (u) those matters discussed in Item 1A of our fiscal 2017 Annual Report on Form 10-K and other factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: https://lazboy.gcs-web.com/financial-information/sec-filings.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  https://lazboy.gcs-web.com/.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy upholstery segment companies are England and La-Z-Boy. The casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned retail segment includes 147 of the 350 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 350 stand-alone La-Z-Boy Furniture Galleries® stores and 532 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.